         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 2003
                                                REGISTRATION NO. _______________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               American IDC Corp.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

             Florida                                                  65-0941058
--------------------------------------------------------------------------------
(State or other jurisdiction of                                    (IRS Employer
incorporation or organization)                               Identification No.)

                       11301 Olympic Boulevard, Suite 680
                              Los Angeles, CA 90064
--------------------------------------------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code)

                July 2003 Non-Qualified Stock & Stock Option Plan
--------------------------------------------------------------------------------
                            (Full title of the plan)

                                  Gordon F. Lee
                       11301 Olympic Boulevard, Suite 680
                              Los Angeles, CA 90064
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                  310-445-2599
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                                      CALCULATION OF REGISTRATION FEE

                                                   PROPOSED              PROPOSED
 TITLE OF SECURITIES         AMOUNT OF              MAXIMUM              MAXIMUM              AMOUNT OF
----------------------         SHARES              OFFERING             AGGREGATE           REGISTRATION
   TO BE REGISTERED       TO BE REGISTERED      PRICE PER SHARE     OFFERING PRICE(1)            FEE
----------------------- --------------------- -------------------- --------------------- --------------------
$.001 par value              2,500,000              $.15(1)              $375,000              $30.34
common stock

TOTALS                       2,500,000                                   $375,000              $30.34

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on July 23, 2003 on the Pink Sheets.

                                   PROSPECTUS

                               American IDC Corp.

                        2,500,000 Shares Of Common Stock

         This prospectus relates to the offer and sale by American IDC Corp., a Florida corporation ("American IDC"), of shares of its $.001 par value per share common stock to certain employees, officers, directors and consultants (the "consultants") pursuant to the July 2003 Non-Qualified Stock & Stock Option Plan (the "Stock Plan"). Pursuant to the Stock Plan, in payment for services rendered, American IDC is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants covered by the Stock Plan, 2,500,000 shares of common stock.

         The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of American IDC within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. American IDC is registering 500,000 shares for Gordon Lee, an affiliate of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of American IDC or anyone of its subsidiaries. An "affiliate" of American IDC is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of American IDC in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the Pink Sheets under the symbol "ACNI."

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July 23, 2003

         This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by American IDC with the Commission are qualified in their entirety by the reference thereto.

         A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: American IDC Corp., 11301 Olympic Boulevard, Suite 680, Los Angeles, CA 90064. American IDC's telephone number is (310) 445-2599.

         American IDC is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by American IDC under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549.

         No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by American IDC. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

         Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of American IDC since the date hereof.

                                        TABLE OF CONTENTS

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS...........................................6

Item 1.  The Plan Information..................................................................6

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.............................................8

Item 3.  Incorporation of Documents by Reference...............................................8

Item 4.  Description of Securities.............................................................8

Item 5.  Interests of Named Experts and Counsel................................................8

Item 6.  Indemnification of Officers, Directors, Employees and Agents; Insurance...............8

Item 7.  Exemption from Registration Claimed...................................................9

Item 8.  Exhibits..............................................................................9

Item 9.  Undertakings..........................................................................9

SIGNATURES....................................................................................11



                                              5

                                     PART 1

                    INFORMATION REQUIRED IN THE SECTION 10(a)


                                   PROSPECTUS


ITEM 1.  THE PLAN INFORMATION.

THE COMPANY

         American IDC has its principal executive offices at American IDC Corp., 11301 Olympic Boulevard, Suite 680, Los Angeles, CA 90064. American IDC's telephone number is (310) 445-2599.

PURPOSE

         American IDC will issue common stock to certain consultants pursuant to their consulting agreements and the Stock Plan, which have been approved by the Board of Directors of American IDC. The Stock Plan is intended to provide a method whereby American IDC may be stimulated by the personal involvement of the consultants in American IDC's future prosperity, thereby advancing the interests of American IDC, and all of its shareholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

COMMON STOCK

         The Board has authorized the issuance of up to 2,500,000 shares of the common stock to the consultants upon effectiveness of this registration statement.

THE CONSULTANTS

         The consultants have agreed to provide their expertise and advice to American IDC for the purposes set forth in the consulting agreements.

NO RESTRICTIONS ON TRANSFER

         The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX TREATMENT TO THE CONSULTANTS

         The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX TREATMENT TO THE COMPANY

         The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by American IDC for federal income tax purposes in the taxable year of American IDC during which the recipient recognizes income.

RESTRICTIONS ON RESALES

         In the event that an affiliate of American IDC acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to American IDC. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. American IDC has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by American IDC Corp., a Florida corporation (the "Company"), are incorporated herein by reference:

                  (a) The Company's latest Annual Report on Form 10-KSB for the year ended December 31, 2002, filed with the Securities and Exchange Commission;

                  (b) The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2002;

                  (c) The description of the Company's common stock contained in its Form 10-SB filed September 15, 2000 (File No. 00031541), including any amendment or report filed for the purpose of updating such description.

                  (d) All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.


ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Richard O. Weed has rendered an opinion on the validity of the securities being registered. Mr. Weed owns 300,000 options to purchase American IDC common stock at $.50 per share.

         The financial statements of American IDC are incorporated by reference in this prospectus as of and for the years ended December 31, 2001 and December 31, 2002 and have been audited by Russell Bedford Stefanou & Mirchandani LLP, independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.


ITEM 6.  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS;
         INSURANCE.

         Under Florida law, American IDC may indemnify any person, including officers and directors, who was acting at the corporation's request, including certain securities law violations if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation's best interest. A true and correct copy of Section 607.0850 of Florida Revised Statutes that addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

         The effect of these provisions may be to eliminate the rights of American IDC and its stockholders (through stockholders' derivative suit on behalf of American IDC) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior).


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8.  EXHIBITS.

                  (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

     Exhibit No.  Title
     -----------  ------------------------------------------------------

     5.1          Legal opinion of Weed & Co. LLP

     10.1         July 2003 Non-Qualified Stock & Stock Option Plan

     23.1         Consent of Weed & Co. LLP

     23.2         Consent of Russell Bedford Stefanou & Mirchandani LLP

     99.1         Florida Law regarding Indemnification


ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                  (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

                  Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
                  1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Los Angeles, State of California, on July 23, 2003.


                                                       AMERICAN IDC CORP.
                                                       (Registrant)


                                                       /s/ Gordon F. Lee
                                                       -----------------------
                                                       Gordon F. Lee
                                                       President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


    SIGNATURES                      TITLE                            DATE
-------------------------------------------------------------------------------

/s/ Gordon F. Lee         President, Chief Financial             July 23, 2003
Gordon F. Lee             Officer, Secretary, Treasurer
                          & Director

INDEX TO EXHIBITS

Exhibit No.  Title
-----------  -----------------------------------------------------

5.1          Legal opinion of Weed & Co. LLP

10.1         July 2003 Non-Qualified Stock & Stock Option Plan

23.1         Consent of Weed & Co. LLP

23.2         Consent of Russell Bedford Stefanou & Mirchandani LLP

99.1         Florida Law regarding Indemnification